UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Grandeur Peak Global Trust

Address of Principal Business Office:	225 Pictoria Drive, Suite 450
Cincinnati, Ohio 45246

Telephone Number (including area code)	(631) 490-4300

Name and address of agent for service of process:	The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
New Castle County
Wilmington, DE 19801

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/✓/ Yes                                                                                    / / No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its in the City of Hauppauge and State of New York on the 22nd day of February, 2023.

Grandeur Peak Global Trust

/s/ Eric D. Kane

By: Eric D. Kane

President

Attest: /s/ Viktoriya Pallino

Viktoriya Pallino, Secretary